Exhibit 99.1

Mitel Chief Executive Officer Richard McBee Appointed

to Board of Directors

OTTAWA, Ontario – January 20, 2011 – Mitel Networks Corporation (Nasdaq:MITL) today announced that Richard McBee has been appointed to its Board of Directors. Mitel previously announced that Mr. McBee has been appointed as Chief Executive Officer of the company.

Mitel also announced today that 515,175 of the stock options granted to Mr. McBee as a component of his employment compensation, and as described in the company’s 8-K filing with the SEC on January 14, 2011, have been granted as an inducement material to his entering into employment with Mitel. These inducement options will vest on the same vesting schedule as options granted under the 2006 Equity Incentive Plan. The strike price will be determined based on the weighted average trading price on Nasdaq for the five trading days beginning on January 19, 2011.

The grant of the options was approved by all of the independent directors of Mitel’s Board of Directors in reliance on NASDAQ Listing Rule 5635(c)(4), which exempts employment inducement grants from the general requirement of the NASDAQ Listing Rules that equity-based compensation plans and arrangements be approved by shareholders.

About Mitel

Mitel (Nasdaq:MITL) is a global provider of business communications and collaboration software and services. Mitel’s Freedom architecture provides the flexibility and simplicity organizations need to support today’s dynamic work environment. Through a single cloud-ready software stream, Mitel delivers a powerful suite of advanced communications and collaboration capabilities that provides freedom from walled garden architectures and enables organizations to implement best-of-breed solutions on any network; extends the “in-office” experience anywhere, on any device; and offers choice of commercial options to fit business needs. For more information visit: http://www.mitel.com

Mitel and the Mitel logo are registered trademarks of Mitel Networks Corporation.

All other trademarks are the property of their respective owners.

Contact Information:

Danielle McNeil (media)	613-592-2122 x4643	danielle_mcneil@mitel.com
Cynthia Hiponia (investor relations)	613-592-2122 x1992	investorrelations@mitel.com